INDEPENDENT AUDITORS' CONSENT

The Board of Trustees
USLICO Series Funds

We consent to the incorporation by reference in this Post-Effective Amendment No. 14 and 15 to the Registration Statement on Form N-1A of USLICO Series Fund filed under Securities Act of 1933 and the Investment Company Act of 1940 of our report dated February 11, 2000, on the statement of assets and liabilities, including the statement of investments, and the related statement of operations as of and for the year ended December 31, 1999, and changes in net assets and the condensed financial information for the years ended December 31, 1999 and 1998, as listed in Item 22 of such Registration Statement

We also consent to the reference to us under the heading "Experts" in the Statement of Additional Information.

                                        /s/ Deloitte & Touche LLP

Minneapolis, Minnesota
April 27, 2000